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MCN INVESTMENT CORPORATION AND SUBSIDIARIES                         EXHIBIT 12-2
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)


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                                         Twelve Months         Twelve Months         Twelve Months
                                             Ended                 Ended                 Ended
                                       September 30, 1996     December 31, 1995     December 31, 1994
                                       ------------------     -----------------     -----------------
EARNINGS AS DEFINED (1) (4)
Pre-tax income (2)                     $           14,535     $          13,163     $           6,696
Fixed charges (3)                                  37,225                24,748                13,640
                                       ------------------     -----------------     -----------------
  Earnings as defined                  $           51,760     $          37,911     $          20,336
                                       ==================     =================     =================

FIXED CHARGES AS DEFINED (1) (4)
Interest, expensed                     $           36,246     $          24,151     $          13,365
Interest, capitalized                               7,570                 5,895                 2,089
Amortization of debt discounts,
  premium and expense                                 882                   520                   275
Interest implicit in rentals                           97                    77                   -
                                       ------------------     -----------------     -----------------
  Fixed charges as defined             $           44,795     $          30,643     $          15,729
                                       ==================     =================     =================
Ratio of Earnings to Fixed Charges                   1.16                  1.24                  1.29
                                       ==================     =================     =================


(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN Investment and its majority-owned subsidiaries,
    (b) MCN Investment's share of pre-tax income of its 50% owned companies, and
    (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period and, therefore, may differ from fixed charges as defined.

(4) In June 1996, MCN completed the sale of The Genix Group, its computer services subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.
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